Exhibit 99.1

June 12, 2019

FOR IMMEDIATE RELEASE

Contacts:

BB&T Corporate Communications	SunTrust Corporate Communications
Brian Davis	Sue Mallino
media@BBT.com	sue.mallino@suntrust.com

David White	Miguel Sepulveda
Media@BBT.com	Miguel.Sepulveda@SunTrust.com

Merger of Equals Between BB&T and SunTrust Will Create Truist

New name reflects rich heritage of both companies and a shared belief in building a better future

WINSTON-SALEM, NC – BB&T Corporation (NYSE: BBT) and SunTrust Banks, Inc., (NYSE: STI) today announced Truist as the name for the combined company to be created through their merger of equals. Truist will be the sixth-largest U.S. bank holding company serving more than 10 million households in the U.S., with a leading presence in many of the most attractive, high-growth markets in the country. Building on 275 years of combined history and culture, Truist’s additional size and scale will redefine the client experience through innovative technology and create meaningful change in its communities.

“With the merger of equals, our goal is to create a bold, transformative organization that delivers a smarter and easier client experience through technology and human connection,” said BB&T Chairman and Chief Executive Officer Kelly S. King, who will serve as the Chairman and CEO of the combined company. “True to the heritage of both companies, Truist will reflect what we stand for – a shared belief in building a better future for our clients and communities.”

“Truist is a brand name representative of two mission- and purpose-driven companies coming together to serve our clients as a true financial partner,” said SunTrust Chief Executive Officer Bill Rogers, who will be President and Chief Operating Officer of the combined company until he succeeds King as Chief Executive Officer in September 2021. “As part of our relentless pursuit to create a better experience, we’re making a commitment to always look forward, pursue what’s next and strive to do more to further financial well-being for everyone.”

The two companies partnered with Interbrand, a global brand consultancy, to lead in the development of the new name and brand identity. The rigorous, data-driven brand development process prioritized input from BB&T associates, SunTrust teammates and clients. Through focus groups and analytical research, these stakeholders shared their expectations and aspirations for the new brand, which led to the name revealed today.

Additional brand elements, such as the logo, typography and visual identity will be revealed at a later date. The combined holding company will be named Truist Financial Corporation and the combined bank will be named Truist Bank. While the new names will be effective upon completion of the merger, clients will continue to be served post-closing under the BB&T and SunTrust brands for the near future. Over time following the closing, both the BB&T and SunTrust brands will be seamlessly transitioned to the full Truist client experience, products and services.

In the coming months, shareholders of both BB&T and SunTrust will vote on the proposed merger of equals. Shareholders of BB&T will also vote on the new holding company name. The merger is expected to close in the third or fourth quarter of 2019, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals and approval by the shareholders of each company. BB&T and SunTrust remain separate and independent companies until the transaction closes.

For more information, visit https://thepremierfinancialinstitution.com.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $227.7 billion in assets and market capitalization of approximately $35.6 billion as of March 31, 2019. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates more than 1,800 financial centers in 15 states and Washington, D.C. and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at www.bbt.com.

About SunTrust

SunTrust Banks, Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of March 31, 2019, SunTrust had total assets of $220 billion and total deposits of $162 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage and capital market services. Learn more at www.suntrust.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of BB&T and SunTrust. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on BB&T’s and SunTrust’s current expectations and assumptions regarding BB&T’s and SunTrust’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect BB&T’s or SunTrust’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between BB&T and SunTrust, the outcome of any legal proceedings that may be instituted against BB&T or SunTrust, delays in completing the transaction, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BB&T and SunTrust do business, the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, the ability to complete the transaction and integration of BB&T and SunTrust successfully, and the dilution caused by BB&T’s issuance of additional shares of its capital stock in connection with the transaction. Except to the extent required by applicable law or regulation, each of BB&T and SunTrust disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding BB&T, SunTrust and factors which could affect the forward-looking statements contained herein can be found in BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its other filings with the Securities and Exchange Commission (“SEC”), and in SunTrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its other filings with the SEC.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger with SunTrust, BB&T has filed with the SEC a registration statement on Form S-4 to register the shares of BB&T’s capital stock to be issued in connection with the merger. The registration statement includes a joint proxy statement/prospectus which will be sent to the shareholders of BB&T and SunTrust seeking their approval of the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT BB&T, SUNTRUST, AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from BB&T at its website, www.bbt.com, or from SunTrust at its website, www.suntrust.com. Documents filed with the SEC by BB&T will be available free of charge by accessing BB&T’s website at http://bbt.com/ under the tab “About BB&T” and then under the heading “Investor Relations” or, alternatively, by directing a request by telephone or mail to BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina, (336) 733-3065, and documents filed with the SEC by SunTrust will be available free of charge by accessing SunTrust’s website at http://suntrust.com/ under the tab “Investor Relations,” and then under the heading “Financial Information” or, alternatively, by directing a request by telephone or mail to SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, Georgia 30308, (877) 930-8971.

Participants in the Solicitation

BB&T, SunTrust and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of BB&T and SunTrust in connection with the proposed transaction under the rules of the SEC. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about BB&T, and its directors and executive officers, may be found in the definitive proxy statement of BB&T relating to its 2019 Annual Meeting of Shareholders filed with the SEC on March 19, 2019, and other documents filed by BB&T with the SEC. Additional information about SunTrust, and its directors and executive officers, may be found in the definitive proxy statement of SunTrust relating to its 2019 Annual Meeting of Shareholders filed with the SEC on March 8, 2019, and other documents filed by SunTrust with the SEC. These documents can be obtained free of charge from the sources described above.

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